UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
Specialized Disclosure Report

Con-way Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-05046	94-1444798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2211 Old Earhart Road, Ann Arbor, Michigan		48105
(Address of principal executive offices)		(Zip Code)

Stephen K. Krull
Executive Vice President, General Counsel and Secretary
Con-way Inc.
(734) 994-6600
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013.

Section 1 - Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
This Form SD is filed by Con-way Inc. (the “Company”) pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2013 to December 31, 2013.
A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.02 to this Form SD, and is publicly available on the Company’s corporate website at www.con-way.com under the heading “Corporate Governance” within the “Investors” tab.
Item 1.02 Exhibit
The Conflict Minerals Report required by Item 1.01 is filed as Exhibit 1.02 to this Form SD.
Section 2 - Exhibits
Item 2.01 Exhibits

Exhibit No.	Description
1.02	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Con-way Inc.
(Registrant)

By:	/s/ Stephen K. Krull
	Stephen K. Krull	Date: June 2, 2014
Executive Vice President, General Counsel and Secretary